Exhibit 99.1

The Empire District Electric Company Reports First Quarter 2014 Earnings; Declares Quarterly Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--May 1, 2014--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.255 per share. The dividend is payable June 16, 2014, to holders of record as of June 2, 2014. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2014.

The Company reported consolidated earnings for the first quarter of 2014 of $20.9 million, or $0.48 per share, compared to same quarter 2013 earnings of $12.6 million, or $0.30 per share. Earnings for the twelve months ended March 31, 2014 were $71.7 million, or $1.67 per share, compared to earnings of $58.5 million, or $1.38 per share, for the 2013 twelve month period.

Cold weather was the primary driver of increased net income during the 2014 first quarter, adding an estimated $9.2 million to revenues when compared to the same quarter last year. Temperatures were considerably colder than normal and the comparable 2013 quarter, resulting in a quarter over quarter increase in customer sales of approximately 7.6%. According to Brad Beecher, President and CEO, “First quarter 2014 temperatures across our service territory were the coldest in over 30 years. This cold weather had a significant impact on first quarter results.”

Higher electric customer rates during the 2014 quarter also contributed positively to results, however the increased customer rate revenue was partially offset by increases in electric operating and maintenance expenses, depreciation and amortization expenses and property tax expenses. First quarter 2014 results improved partially due to one-time pre-tax regulatory charges recorded in the first quarter of 2013 related to a construction disallowance and a reversal of a prior period gain on the sale of assets as required by our 2013 Missouri rate case order.

The Company’s full-year weather normal earnings guidance range of $1.38 to $1.50 per share, provided in February 2014, remains unchanged.

First Quarter 2014 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased approximately $14.0 million during the first quarter 2014 compared to the 2013 quarter on increased revenues of approximately $24.3 million. Electric margin was impacted favorably by:

  Colder weather and other related factors, which increased revenues an estimated $9.2 million,
  Higher customer rates, which increased revenues an estimated $7.6 million,
  Increased customer counts, which added an estimated $0.4 million to revenues,
  Miscellaneous and other revenue increases, which added approximately $0.8 million,
  Off-system and fuel recovery revenues added a combined $6.3 million compared to the 2013 quarter; however this increase is offset by a similar increase in fuel expense, resulting in only a negligible impact on gross margin.

In addition to the margin impact described above, 2014 quarterly electric earnings were improved comparatively, because 2013 included a one-time pre-tax regulatory write off of approximately $2.4 million for a construction disallowance. Changes in Allowance For Funds Used During Construction (AFUDC) and interest expense combined to increase earnings by approximately $0.6 million.

Negative impacts to quarterly earnings included:

  Increased operating and maintenance expenses of approximately $2.0 million (net of a $1.2 million one-time regulatory reversal of a prior period gain on the sale of assets recorded in the first quarter of 2013),
  Increased depreciation and amortization expenses of approximately $1.9 million,
  Increased property and other taxes of approximately $1.3 million.

Gas segment retail sales increased approximately 13.8% compared to the 2013 quarter due to the cold weather described above. Gas segment gross margin increased approximately $1.0 million quarter over quarter.

Consolidated net income increased $8.3 million in the first quarter of 2014 compared to the 2013 quarter.

Twelve Month Ended March 2014 Results

Electric segment gross margin increased approximately $34.3 million during the twelve month period on increased revenue of approximately $41.0 million. Electric margin was impacted favorably by:

  A full year of higher customer rates, which increased revenues an estimated $31.2 million,
  Increased customer counts, which added an estimated $2.1 million to revenues,
  Weather and other related factors, which increased revenues an estimated $2.2 million,
  Miscellaneous and other revenue increases, which added approximately $4.7 million,
  Off-system and fuel recovery revenues increased approximately $4.2 million during the period. As described above, this change is offset by a similar change in fuel expense, resulting in no material change to gross margin.

Electric margin was lessened comparatively due to a change in the Company’s estimate for unbilled revenue of approximately $3.4 million that was made during the 2013 period.

Twelve month ended electric earnings were improved partially due to the aforementioned one-time pre-tax regulatory write off of $2.4 million in the 2013 period. AFUDC and interest expense changes combined to increase earnings by approximately $3.2 million.

Negative impacts to twelve month ended earnings included:

  Increased operating and maintenance expenses of approximately $9.7 million (net of the $1.2 million one-time regulatory reversal mentioned above),
  Increased depreciation and amortization expenses of approximately $9.1 million,
  Increased property and other taxes of approximately $4.1 million

Gas segment results were favorably impacted by the colder heating season during the 2014 twelve month period. Gas segment gross margin increased approximately $2.5 million on increased revenues of $9.4 million.

Consolidated net income increased approximately $13.2 million in the 2014 twelve month ended period compared to 2013.

Selected unaudited consolidated financial data for the quarters and twelve months ended March 31, 2014 and 2013 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended March 31,			Twelve Months Ended March 31,
	2014	2013	Change*	2014	2013	Change*
Electric Revenues	$153.1	$128.8	$24.3	$560.7	$519.7	$41.0
Electric Fuel and Purchased Power	55.6	45.3	10.3	185.7	179.0	6.7
Electric Margin	97.5	83.5	14.0	375.0	340.7	34.3

Gas Revenues	24.6	20.5	4.1	54.1	44.7	9.4
Cost of Gas Sold and Transported	15.0	11.9	3.1	28.9	22.0	6.9
Gas Margin	9.6	8.6	1.0	25.2	22.7	2.5

Other Revenues	2.0	1.8	0.2	8.0	6.7	1.3
Gross Margin	109.1	93.9	15.2	408.2	370.1	38.1

Less:
Operating and Maintenance Expenses	38.9	37.1	1.8	151.2	141.5	9.7
Loss on Plant Disallowance	0.0	2.4	(2.4)	0.0	2.4	(2.4)
Depreciation and Amortization	18.0	16.1	1.9	71.1	61.6	9.5
Taxes	22.7	16.5	6.2	78.6	67.3	11.3
Operating Income	29.5	21.8	7.7	107.3	97.3	10.0
Interest Expense and Other, net	8.6	9.2	(0.6)	35.6	38.8	(3.2)
Net Income	$20.9	$12.6	$8.3	$71.7	$58.5	$13.2

Earnings Per Share	$0.48	$0.30	$0.18	$1.67	$1.38	$0.29

	Three Months Ended March 31,			Twelve Months Ended March 31,
	2014	2013	Change*	2014	2013	Change*
Electric On-System kWh Sales (in millions):
Residential	642	571	12.3%	2,007	1,945	3.2%
Commercial/Industrial	626	600	4.2%	2,583	2,607	(1.0%)
Other	119	118	1.6%	474	480	(1.0%)
Total On-System Electric Sales	1,387	1,289	7.6%	5,064	5,032	0.6%

Retail Gas Sales (billion cubic feet):
Residential	1.54	1.34	15.5%	2.95	2.38	23.8%
Commercial/Industrial	0.71	0.63	10.3%	1.48	1.28	16.7%
Other	0.02	0.02	14.0%	0.04	0.03	26.8%
Total Retail Gas Sales	2.27	1.99	13.8%	4.47	3.69	21.4%

* Slight differences from actual results may occur due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – March 31, 2013	$0.30	$1.38
Revenues
Electric segment	0.36	0.60
Gas segment	0.06	0.14
Other segment	0.00	0.02
Total Revenue	0.42	0.76

Electric fuel and purchased power	(0.15)	(0.10)
Cost of natural gas sold and transported	(0.05)	(0.10)
Gross Margin	0.22	0.56

Expenses
Operating	(0.01)	(0.12)
Maintenance and repairs	(0.02)	(0.02)
Loss on plant disallowance	0.03	0.03
Depreciation and amortization	(0.03)	(0.14)
Change in effective income tax rates	0.00	0.02
Other taxes	(0.02)	(0.07)
Other income and deductions	(0.01)	(0.01)
Interest charges	0.00	(0.01)
AFUDC	0.02	0.07
Dilutive effect of additional shares	0.00	(0.02)

Basic Earnings Per Share – March 31, 2014	$0.48	$1.67

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended March 31, 2014 versus March 31, 2013 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believe useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, May 2, 2014, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2014. To phone in to the conference call, parties in the United States should dial 1-877-941-6009, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 217,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com
or
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com